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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use of our report dated January 29, 2003, except as to paragraph 6 of note 5, and paragraph 11 of note 7, which are as of February 24, 2003, and paragraph 2 of note 8, which is as of February 28, 2003, relating to the consolidated balance sheet of ProLogis and subsidiaries as of December 31, 2002, and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows for the year then ended, and the related schedule, included in ProLogis' December 31, 2002 Annual Report on Form 10-K and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                                /s/ KPMG LLP

San Diego, California
May 27, 2003